Exhibit (j)(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 80 to the Registration Statement No. 811-2546 on Form N-1A of Fidelity Commonwealth Trust, of our report dated January 20, 2004 appearing in the Annual Report to Shareholders of Fidelity Nasdaq Composite Index Fund for the year ended November 30, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
January 28, 2004